As filed with the Securities and Exchange Commission on January 2, 2024

Registration No. 333-263501

Registration No. 333-257592

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 1 to:

Form S-3 Registration Statement No. 333-263501

Form S-3ASR Registration Statement No. 333-257592

Under the Securities Act of 1933

APPLIED MOLECULAR TRANSPORT INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-4481426
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6714 NW 16th Street, Suite B

Gainesville, Florida 32653

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

N. Scott Fine

Chief Executive Officer

6714 NW 16th Street, Suite B

Gainesville, Florida 32653

(386) 418-8060

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Laura M. Holm, Esq.

Alison Newman, Esq.

Fox & Rothschild, LLP

777 S. Flagler Drive, Suite 1700

West Palm Beach, Florida 33401

Approximate date of commencement of proposed sale to the public:  Not Applicable. This post-effective amendment is being filed to deregister the unsold securities previously registered under the Registration Statements referenced herein.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

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EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by Applied Molecular Transport Inc., a Delaware corporation (the “”Registrant” or AMTI”), with the Securities and Exchange Commission (the “SEC”) to deregister any and all shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement on Form S-3, (File No. 333-263501) filed by the Registrant with the SEC on March 11, 2022 and declared effective on March 25, 2022, registered the offering, issuance, and sale by the Registrant of up to a maximum aggregate offering price of $150,000,000 of its common stock, preferred stock, debt securities, warrants to purchase its common stock, preferred stock or other securities, purchase contracts and/or units representing two or more of the foregoing securities.

2.

Automatic Shelf Registration Statement on Form S-3, (File No. 333-257592) filed by the Registrant with the SEC and declared effective on July 1, 2021 registered the offering, issuance, and sale by the Registrant of an indeterminate amount of common stock, preferred stock, debt securities, warrants to purchase its common stock, preferred stock or other securities, purchase contracts and/or units representing two or more of the foregoing securities.

On December 27, 2023, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 21, 2023, among the Registrant, Cyclo Therapeutics, Inc., a Nevada corporation (“Cyclo”) and Cameo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Cyclo (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving entity and a wholly owned subsidiary of Cyclo. These Post-Effective Amendments are being filed as a result of the Merger. In connection with the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Gainesville, Florida on January 2, 2024.

APPLIED MOLECULAR TRANSPORT INC.

By:	/s/ N. Scott Fine
N. Scott Fine
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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